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Freeport-McMoRan Copper & Gold Inc.
Announces Revised Operating Plans
in Response to Weak Market Conditions

•	Reduction in Copper Production and Sales of 200 million pounds (5%) in 2009e and 500 million pounds (11%) in 2010e Compared with Previous Estimates
•	18% Reduction in Estimated 2009 Unit Site Production and Delivery Costs Compared with 2008e
•	$1.2 billion Reduction (50%) in Estimated 2009 Capital Expenditures Compared with Previous Estimates
•	Suspension of Common Stock Dividend

PHOENIX, AZ, December 3, 2008 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today revised operating plans in response to the recent sharp decline in copper and molybdenum prices to incorporate reduced production levels, operating and administrative costs, exploration costs and capital expenditures.

Since completion of the Phelps Dodge acquisition in March 2007, FCX’s business strategy has been focused on defining the potential of its resources and developing expansion and growth plans to deliver additional volumes to a growing marketplace.  Following the more than $10 billion in debt reduction during 2007, FCX’s financial policy was designed to use its cash flows to invest in growth projects with high rates of return and return excess cash flows to shareholders in the form of dividends and share purchases.  In response to the dramatic recent shift in global economic conditions, FCX has revised its near-term business strategy.

LME copper prices averaged $3.61 per pound in the nine-month period ending September 30, 2008, $2.23 per pound in October 2008 and declined further to average $1.69 per pound in November 2008.  Copper prices approximated $1.63 per pound on December 1, 2008.  Molybdenum prices averaged approximately $33 per pound in the nine months ended September 30, 2008.  Slowing demand for molybdenum in the metallurgical and chemicals sectors during October and November 2008 has resulted in a sudden and sharp decline in molybdenum prices.  The Metals Week Dealer Oxide molybdenum price declined from approximately $30 per pound in mid-October 2008 to $9 per pound on December 1, 2008.

While FCX’s long-term strategy of developing its resources to their full potential remains in place, the severity of the decline in prices and the present economic and credit environment will limit FCX’s ability to invest in growth projects and require FCX to make adjustments to its near-term plans.  FCX views the long-term outlook for its business positively, supported by limitations on supplies of copper and by the requirements for copper in the world’s economy; however, FCX must respond aggressively to the sudden downturn and uncertain economic outlook.  FCX’s near-term strategy will be designed to protect liquidity while preserving its large mineral resources and growth options for the longer term.

As an initial step, FCX announced in October 2008 a total of $500 million of capital cost reductions in 2008 and 2009, which included a decision to defer incremental expansion projects at its Sierrita and Bagdad mines in Arizona and the planned restart of the Miami mine.  These projects included 180 million pounds per annum of expected copper production by 2010.  On November 10, 2008, FCX announced revisions to its mine plans at its Henderson primary molybdenum mine and a suspension of construction activities at the Climax development project.  FCX announced today further revisions to plans at its copper mining operations.  FCX is continuing to review its copper mining operations to identify potential further reductions in costs.

FCX also announced today in response to weak conditions in commodity and financial markets that its Board has suspended its annual common stock dividend of $2.00 per share.  FCX’s Board will review its financial policy on an ongoing basis and authorize cash returns to shareholders as market conditions improve.  FCX’s common dividend totaled approximately $755 million per annum.

James R Moffett, FCX’s Chairman and Richard C. Adkerson, FCX’s President and Chief Executive Officer, said, “We are responding aggressively to the current market conditions which have weakened dramatically in recent weeks. These revisions to our plans will allow us to reduce operating costs and capital spending, adjust our production profile to better match market requirements and preserve our valuable resources for anticipated improved market conditions.  The suspension of our dividend reflects the sharp and rapid decline in copper and molybdenum prices, the dislocation of capital markets and the uncertain economic outlook.  We appreciate the efforts and dedication of our employees who are adapting to the changed environment and responding to the need to reduce costs.  We have a positive long-term view for our markets and are positioning our company to resume production and our growth projects as market conditions improve.”

OPERATIONS & REVISED PLANS

The following tables summarize FCX’s previous estimates as of October 21, 2008, and current estimates as of December 2, 2008, of sales volumes, unit net cash costs and capital expenditures.

	Previous Sales Estimate			Current Sales Estimate
	as of October 21, 2008			as of December 2, 2008
	Copper million lbs	Gold 000’s ozs	Molybdenum million lbs	Copper million lbs	Gold 000’s ozs	Molybdenum million lbs

2008e	4,034	1,247	74	4,034	1,252	72
2009e	4,300	2,200	80	4,100	2,200	70
2010e	4,600	2,200	100	4,100	2,200	70

	Previous Estimate	Current Estimate
Per pound of copper:	2008e	2008e	2009e
Site production and delivery	$1.53	$1.53	$1.26
By-product credits	(0.55)	(0.53)	(0.52)
Treatment charges	0.16	0.15	0.13
Royalties	0.03	0.03	0.02
Unit net cash costs	$1.17	$1.18	$0.89

	Previous Estimate	Current Estimate
Capital expenditures ($ billions):
2008e	$2.7	$2.7
2009e	2.3	1.1
2010e	1.3	1.3

The impact of the revised plans will be to reduce 2009 copper production by approximately 200 million pounds and 2010 by approximately 500 million pounds from October 2008 estimates, principally resulting from reduced operating rates at several of FCX’s North America operations.  The changes will enable FCX to achieve lower operating costs, greater efficiencies and preserve resources for anticipated improved market conditions longer term.

Based on the revised operating plans and reductions in estimated energy and other input costs, FCX’s site production and delivery costs, before by-product credits, would average approximately $1.26 per pound in 2009, approximately 18 percent lower than 2008 levels.  Assuming prices of $1.75 per pound for copper, $10 per pound for molybdenum and $750 per ounce for gold, net unit costs after by-product credits would approximate $0.89 per pound in 2009.  Each $1 per pound change in molybdenum prices would impact net unit costs by $0.01 per pound and each $50 per ounce change in gold prices would impact net unit costs by $0.025 per pound.  Unit costs are expected to benefit in 2009 because of higher gold production at Grasberg.

Molybdenum sales volumes of 70 million pounds for 2009 and 70 million pounds for 2010 are lower than the October 2008 estimates because of the previously announced 25 percent reduction in operating rates at the Henderson primary molybdenum mine and a deferral of the restart of the Climax mine, previously scheduled to ramp up in 2010.

North America Copper Mines.  FCX operates six open-pit copper mines in North America (Morenci, Bagdad, Sierrita and Safford in Arizona and Chino and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  The North America copper mining operations have long-lived reserves with significant additional development potential.

FCX’s revised plans include a 25 percent reduction in the mining and milling rates at Morenci, a 50 percent reduction in the mining and stacking rates at the newly commissioned Safford mine, a 50 percent reduction in the mining rate at the Tyrone mine in New Mexico and a suspension of mining and milling activities at the Chino mine in New Mexico.  The revised plans at each of the operations, including Sierrita and Bagdad, incorporate the impacts of lower energy, acid and other consumables; reduced labor costs and a significant reduction in capital spending plans. These plans will continue to be reviewed and additional adjustments may be made as market conditions warrant.

For 2008, FCX expects sales from North America copper mines to approximate 1.4 billion pounds of copper.  For 2009, FCX expects sales from North America copper mines to approximate 1.3 billion pounds of copper, compared with October 2008 estimates of 1.5 billion pounds of copper.  By-product molybdenum production is expected to total 32 million pounds in 2008 and 34 million pounds in 2009.

Unit Net Cash Costs.  FCX’s six operating North America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors.  During third-quarter 2008, North America’s unit net cash costs for its mines ranged from a net credit of $0.73 per pound to $2.12 per pound.  Approximately ten percent of North America’s production had cash costs above $2.00 per pound in third-quarter 2008 and approximately 45 percent had cash costs between $1.90 per pound and $2.00 per pound.

The operating plan revisions and incorporation of revised estimated input costs result in a $0.39 per pound (21 percent) decline in estimated 2009 site production and delivery costs compared with 2008.  As a result of the recent sharp decline in molybdenum prices, by-product credits in 2009 are expected to be significantly lower than 2008 levels.

Assuming an average copper price of $1.75 per pound and an average molybdenum price of $10 per pound for 2009, achievement of current 2009 sales estimates and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.33 per pound of copper for 2009.  Unit net cash costs for 2009 would change by approximately $0.02 per pound for each $1 per pound change in the average price of molybdenum for 2009.

The following table summarizes unit net cash costs at the North America copper mines estimated for 2008 and 2009.

	2008e	2009e
Per pound of copper:
Site production and delivery	$1.86	$1.47
By-product credits, primarily molybdenum	(0.64)	(0.22)
Treatment charges	0.09	0.08
Unit net cash costs	$1.31	$1.33

Based on the current assumptions and using $1.75 per pound copper and $10 per pound molybdenum, the North America copper unit net cash costs would range from $1.00 per pound to $1.60 per pound.  Approximately two-thirds of the production in 2009 from these operations is estimated to have cash costs between $1.40 per pound and $1.60 per pound.  If prices were to decline significantly from current levels, FCX’s operating plans would be revised further.

South America Copper Mines.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  The revised operating plans for 2009 for the South America copper mines principally reflect the incorporation of reduced input costs and the impacts of favorable foreign exchange rates on operating costs; a significant reduction in capital spending plans, including a deferral of the planned incremental expansion at Cerro Verde and a delay in the sulfide project at El Abra and reduced spending for discretionary items.  These items do not have a significant effect on 2009 production volumes but result in a reduction in 2010 production of approximately 100 million pounds from previous estimates.

For 2008, FCX expects South America sales of 1.5 billion pounds of copper and 110 thousand ounces of gold.  For 2009, FCX expects South America sales of 1.4 billion pounds of copper and 100 thousand ounces of gold.  Volumes in 2009 are lower than 2008 because of the impact of previously anticipated mining of lower ore grades at Candelaria and Cerro Verde.  In addition, FCX expects to produce 4 million pounds of molybdenum at Cerro Verde for the year 2009, compared with 3 million pounds in 2008.

Unit Net Cash Costs.  FCX’s four South America copper mines have varying cost structures because of differences in ore grades and ore characteristics, processing costs, by-products and other factors. During third-quarter 2008, unit net cash costs for FCX’s South America copper mines ranged from $0.88 per pound to $1.83 per pound.  Approximately 25 percent of South America’s production had cash costs above $1.80 per pound in third-quarter 2008.

Assuming an average copper price of $1.75 per pound and an average molybdenum price of $10 per pound for 2009, achievement of current sales estimates and estimates for commodity-based input costs, FCX estimates that its average unit net cash costs, including gold and molybdenum credits, for its South America copper mines would approximate $1.10 per pound of copper for 2009.  South America unit site production and delivery costs for 2009 reflect reduced input costs and currency exchange rates partly offset by the mining of lower ore grades in 2009 compared with 2008.

The following table summarizes unit net cash costs at the South America copper mines estimated for 2008 and 2009.

	2008e	2009e
Per pound of copper:
Site production and delivery	$1.16	$1.10
By-product credits, primarily gold and molybdenum	(0.14)	(0.11)
Treatment charges	0.14	0.11
Unit net cash costs	$1.16	$1.10

Based on the current assumptions, the South America unit net cash costs would range from approximately $0.85 per pound to $1.45 per pound with approximately 75 percent having unit net cash costs below $1.25 per pound.

Indonesia Mining.  Through its 90.64 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.  Ore grades at the high-grade Grasberg mine vary depending on where mining activities are conducted in the large open pit, resulting in fluctuations in quarterly and annual sales of copper and gold.  After mining in a relatively low-grade section of the open pit in the last half of 2007 and first half of 2008, FCX is currently mining in a high-grade section which will continue through most of 2009, with the highest grades expected in the first nine months of the year.

FCX expects Indonesia sales of 1.1 billion pounds of copper and 1.1 million ounces of gold for 2008, compared with 1.1 billion pounds of copper and 2.2 million ounces of gold for 2007.  In 2009, FCX expects Indonesia sales volumes for copper and gold to approximate 1.3 billion pounds of copper and 2.1 million ounces of gold.  The revised operating plans incorporate operating costs reductions, including the effect of lower energy costs and favorable foreign exchange impacts and reduced capital spending with no changes in 2009 production plans.

Unit Net Cash Costs.  PT-FI’s unit net cash costs vary depending on ore grades and resulting production volumes, input costs and the impact of gold prices on by-product credits.

Assuming average copper prices of $1.75 per pound and average gold prices of $750 per ounce and revised estimates for energy, currency exchange rates and other cost factors, FCX expects PT-FI’s 2009 unit net cash cost to average less than $0.25 per pound.  Unit net cash costs for 2009 would change by approximately $0.08 per pound for each $50 per ounce change in the average price of gold for 2009.

The following table summarizes PT-FI’s estimated unit net cash costs for 2008 and 2009.

	2008e	2009e
Per pound of copper:
Site production and delivery	$1.59	$1.22
Gold and silver credits	(0.93)	(1.27)
Treatment charges	0.25	0.19
Royalties	0.10	0.07
Unit net cash costs	$1.01	$0.21

Molybdenum.  FCX is the world’s largest molybdenum producer and FCX conducts molybdenum mining operations at the Henderson underground mine in Colorado in addition to sales of by-product molybdenum from its North and South America copper mines.  FCX also has a development opportunity to restart the Climax open-pit molybdenum mine in Colorado.  These mining operations are wholly owned.

As previously announced, FCX has revised mine plans at its Henderson primary molybdenum mine to operate at a lower rate, resulting in a reduction in expected annual molybdenum production of approximately 10 million pounds, reflecting a 25 percent reduction in Henderson’s approximate annual production.  FCX is also continuing to review its molybdenum production plans at its by-product mines. FCX also recently announced the suspension of construction activities associated with the restart of the Climax molybdenum mine near Leadville, Colorado, previously expected to start up in 2010.

For the year 2008, FCX expects molybdenum sales from its mines to approximate 72 million pounds, including 13 million pounds in the fourth quarter.  For 2009, FCX expects its molybdenum sales from primary and by-product mines to approximate 70 million pounds.  FCX is monitoring closely demand conditions and may make further reductions to its molybdenum production and sales plans.

Approximately 85 percent of FCX’s expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  For 2009, 90 percent of sales are expected to be priced at approximate prevailing market prices.  The Metals Week Dealer Oxide closing price for molybdenum on December 1, 2008, was $9 per pound.

Unit Net Cash Costs.  Assuming achievement of current 2008 sales estimates, FCX estimates 2008 average unit net cash costs for its Henderson mine of approximately $5.50 per pound of molybdenum.  Average unit net cash costs in 2009 are estimated to approximate $6 per pound.

DEVELOPMENT and EXPLORATION ACTIVITIES

Development Activities.  FCX has a number of projects and potential opportunities to expand its production volumes, extend its mine lives and develop large-scale underground ore bodies.  FCX previously announced in October 2008 deferrals of the incremental expansion projects at Sierrita and Bagdad and the planned restart of the Miami mine, which had estimated initial capital costs of $370 million and production of 180 million pounds of copper and six million pounds of molybdenum per year beginning in 2010.

FCX has taken additional steps in November 2008 to reduce its 2009 capital expenditure budget by $1.2 billion, including $0.9 billion for major projects.  Project deferrals for 2009 include the previously announced Climax molybdenum restart project (2009 savings of $285 million), the timing of development of El Abra (2009 savings of $180 million), $65 million for the incremental expansion at Cerro Verde, $215 million of spending on the Tenke Fungurume project in the Democratic Republic of Congo (DRC) and $70 million in the Grasberg district associated with underground development.  In addition, sustaining capital budgets have been reduced by approximately $300 million to a total of $600 million for 2009.

North America.  As previously announced, FCX is suspending construction activities associated with the restart of the Climax molybdenum mine near Leadville, Colorado.  The construction activities will be suspended in a controlled and sequenced manner to maintain the integrity of the work completed to-date and to allow for a quick restart of the project upon improvement in market conditions.  Approximately $150 million of the $500 million project has been incurred through October 31, 2008 and remaining near-term commitments total $50 million.  The project was previously expected to commence production in 2010 ramping up to a rate of 30 million pounds per annum.  Once a decision is made to resume construction activities, the project would be capable of starting up within a 12-18 month timeframe.

South America.  FCX has the opportunity to develop a large sulfide deposit at El Abra that will extend the mine life by over ten years.  Copper production from the sulfides is estimated to average approximately 325 million pounds of copper per year replacing depleting oxide production.  In response to current market conditions, FCX is deferring construction activities.  The project was previously expected to commence in 2010 with full production in 2012.  FCX will continue to assess the timing of this project and will be prepared to proceed with construction activities when market conditions improve.  Total initial capital for the project is estimated to approximate $450 million.  FCX has also delayed the $70 million incremental expansion project for the Cerro Verde concentrator, which is designed to add 30 million pounds per annum of additional production.

Indonesia. PT-FI has several projects in progress throughout the Grasberg district, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  Other projects include the development of the high-grade Big Gossan mine, currently designed to ramp up to full production of 7,000 metric tons per day in 2011, and the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the Deep Ore Zone (DOZ) mine.  FCX will defer capital spending in the Grasberg district where practical and has reduced the 2009 budget by $70 million.

Africa. FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concession in the Katanga province of the DRC.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on mining and processing ore reserves approximating 100 million metric tons with average ore grades of 2.3 percent copper and 0.3 percent cobalt.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of this highly prospective district and expects its ore reserves to increase significantly over time.

Approximately $1.1 billion in aggregate project costs have been incurred through October 31, 2008. Construction activities are being advanced and initial production is targeted during the second half of 2009. The total capital cost is estimated to approximate $1.75 billion ($1.9 billion including loans to a third-party government agency for power development).  These estimates include substantial amounts for infrastructure to support a larger scale operation than the initial phase of the project.  In response to current market conditions, FCX has deferred spending on several items, resulting in a $215 million reduction in 2009 capital spending.  The capital costs and timing of expenditures will continue to be assessed.

Annual production in the initial years of the project is expected to approximate 250 million pounds of copper and 18 million pounds of cobalt.  FCX expects the results of drilling activities will enable significant future expansion of initial production rates.  The timing of these expansions will be dependent on a number of factors, including general economic and market conditions.

Exploration Activities.  FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support additional future production capacity in the large mineral districts where it currently operates. Drilling activities were significantly expanded over the last year, which identified additional ore adjacent to existing ore bodies.

Results to date have been positive, providing opportunities for significant future potential reserve additions at Morenci, Bagdad and Sierrita in North America; Cerro Verde in South America and in the high potential Tenke Fungurume district.  FCX expects 2008 reserve additions to significantly exceed 2008 estimated production, with significant reserve additions expected at Cerro Verde.

The number of drill rigs was expanded from 26 in March 2007 to approximately 100.  Exploration expenses in 2008 are expected to approximate $275 million.  For 2009, FCX plans to incorporate the significant information obtained through these exploration activities in its future plans.  This will enable a significant reduction in 2009 exploration costs, as FCX analyzes drilling results to further define its significant resources.  The revised 2009 exploration budget approximates $100 million.

ACCOUNTING MATTERS

At September 30, 2008, FCX had copper sales of 467 million pounds of copper (net of minority interests) priced at an average of $2.89 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the September 30, 2008, price would have an approximate $15 million effect on FCX’s 2008 net income.  The LME closing settlement price for copper on December 1, 2008, was $1.63 per pound.  Assuming that the November 28, 2008, quarter-to-date average pricing of $2.01 per pound and average forward prices of $1.64 per pound were applied to the September 30, 2008 provisionally priced sales, the weighted-average price for these sales would be approximately $1.84 per pound and would result in a reduction to fourth-quarter 2008 revenues of approximately $645 million and a reduction to fourth-quarter 2008 net income of approximately $325 million.  FCX estimates that each $0.05 change in the copper forward prices from the November 28, 2008, forward prices would impact fourth-quarter net income by approximately $7 million.

In connection with FCX’s March 2007 acquisition of Phelps Dodge, acquired inventories, including mill and leach stockpiles, were recorded at fair value based on market prices and the outlook for future prices at the acquisition date.  Accounting rules require that inventories be recorded at the lower-of-cost or market (LCM). As a result of declines in copper prices and increased input costs, FCX recorded charges to operating income for LCM inventory adjustments at certain of its North America copper mines of $22 million ($14 million to net income or $0.03 per share) for the first nine months of 2008. These adjustments primarily relate to the work in process stockpiles, which were recorded at fair value at the time of the Phelps Dodge acquisition.  Subsequent to September 30, 2008, copper and molybdenum prices have fallen dramatically.  Using a copper price of $1.75 per pound, a molybdenum price of $10 per pound and current estimates of costs to convert to finished goods, an additional charge of approximately $665 million ($395 million to net income) would be recorded in the fourth quarter of 2008.

Additionally, FCX has undertaken a review of the carrying values of its long-lived assets, including goodwill associated with the acquisition of Phelps Dodge.  At September 30, 2008, the carrying value of goodwill associated with FCX’s acquisition of Phelps Dodge totaled approximately $6.0 billion, which primarily relates to the requirement to recognize a deferred tax liability for the difference between assigned values and the tax bases of assets acquired and liabilities assumed.  FCX’s impairment tests for long-lived assets and goodwill require it to make assumptions, including near and long-term metal price assumptions (primarily for copper and molybdenum); estimates of input costs such as energy, labor and sulfuric acid; proven and probable reserve estimates, including any costs to develop the reserves and the timing of producing the reserves; and the use of appropriate current discount rates.  If current weak economic conditions continue, FCX will be required to record significant impairments of long-lived assets, including goodwill in fourth-quarter 2008.

OUTLOOK

Using estimated sales volumes for 2008 and assuming average prices of $1.75 per pound of copper, $750 per ounce of gold and $10 per pound of molybdenum for the fourth quarter of 2008, FCX’s consolidated operating cash flows would approximate $3.4 billion in 2008.  The 2008 operating cash flows include $0.9 billion in working capital requirements.  Using estimated sales volumes and revised 2009 costs, and assuming $1.75 per pound for copper, $10 per pound for molybdenum and $750 per ounce for gold, FCX estimates its cash flow from operations, before working capital changes, would approximate $2 billion in 2009.  FCX currently estimates working capital requirements, primarily associated with provisionally priced copper sales and tax payments, to approximate $750 million in 2009.  FCX has a number of initiatives under way to reduce working capital requirements.  Each $0.10 change in copper, $1 change in molybdenum and $50 per ounce change in gold in 2009 would impact cash flows, before changes in working capital, by $280 million, $50 million and $60 million respectively.

FCX has a $1.5 billion revolving credit facility which matures in March 2012.  At September 30, 2008, no amounts were drawn and availability totaled approximately $1.4 billion after considering outstanding letters of credit.  FCX plans to use the facility from time to time for working capital and short term funding requirements but does not intend to use the facility for long-term funding items.  FCX will continue to monitor the capital markets for additional long-term funding opportunities but under current conditions, such opportunities are costly and limited.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX is committed to maintaining a strong balance sheet.

During September 2008, FCX suspended its share purchase program in response to market conditions.  There are 23.7 million shares remaining under the 30 million share program.  The timing of future purchases is dependent upon many factors including the company’s operating results, its cash flow and financial position, its future expansion plans, copper prices, the market price of the common shares and general economic and market conditions.

Because of the recent sharp decline in commodity prices and current uncertain economic conditions, FCX’s Board has suspended its annual common stock dividend of $2.00 per share.  This action will provide cash savings of $755 million per annum and further enhance FCX’s liquidity during this period of uncertainty and financial market turmoil.  The Board will continue to review FCX’s financial policy on an ongoing basis.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the DRC.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

Cautionary Statement: This press release contains forward-looking statements in which FCX discusses factors it believes may affect its performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes and potential future dividend payments and open market purchases of FCX common stock.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices including input cost, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

A copy of this press release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about FCX’s revised operating plan is scheduled for today at 8:30 a.m. EST.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, January 2, 2009.

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